Exhibit 10.64

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

ICONIX BRAND GROUP, INC.,

360 HOLDINGS II-A LLC,

ICON NY HOLDINGS LLC,

ICONIX LATIN AMERICA LLC

AND

SHARPER IMAGE HOLDINGS LLC

DATED DECEMBER 23, 2016

AMERICAS 92199813 (2K)

AMERICAS 92199813 (2K)	(i)

US\TANNERO\12875548.12

AMERICAS 92199813 (2K)	(ii)

US\TANNERO\12875548.12

AMERICAS 92199813 (2K)	(iii)

US\TANNERO\12875548.12

EXHIBITS

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Trademark Assignment Agreement

Exhibit C – Form of Assignment and Assumption Agreement

Exhibit D – Form of Patent Assignment Agreement

Exhibit E – Form of Copyright Assignment Agreement

ANNEXES

Annex A – International Joint Venture Territories and Asset Purchase Prices

AMERICAS 92199813 (2K)	(v)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated December 23, 2016 by and among Icon NY Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (“Icon NY”), Iconix Latin America LLC, a limited liability company organized under the Laws of the State of Delaware (“Iconix Latin America”), Sharper Image Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (“Sharper Image Holdings”, together with Icon NY and Iconix Latin America, “Sellers,” and each, a “Seller”), 360 Holdings II-A LLC, a limited liability company organized under the Laws of the State of Delaware (“Purchaser”) and, solely for purposes of Section 4.1(b), Section 4.2(c), Section 4.2(d), Section 4.5(d), Section 4.9, Section 4.10, Section 6.2(b), Section 6.4, Section 6.10, Section 6.11, Section 7.1, Section 7.3, Article VIII, and Article X, Iconix Brand Group, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, Sellers collectively own all of the Purchased Assets and are engaged, directly or indirectly, in the Business, as this and other capitalized terms used in this Agreement are defined in Section 1.1;

WHEREAS, Parent owns fifty percent (50%) of the Equity Interests in each International JV, each of which has certain rights and interests in certain JV Assets;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the parties hereto desire that (a) Purchaser purchase and Sellers sell or cause to be sold, transferred, conveyed and assigned to Purchaser, the Purchased Assets, and Purchaser assume the Assumed Liabilities, on the Closing Date (the “Purchase”) and (b) Purchaser purchase and Parent use commercially reasonable efforts to sell or cause to be sold, transferred, conveyed and assigned to Purchaser, the JV Assets, and Purchaser assume the JV Liabilities, on or after the Closing Date; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Parent and Sellers to enter into this Agreement, 360 Holdings I Corp. (the “Guarantor”) has executed and delivered a limited guaranty in favor of Parent and Sellers (the “Limited Guaranty”) pursuant to which the Guarantor is guaranteeing certain obligations of Purchaser subject to, and in accordance with, the terms set forth therein.

AMERICAS 92199813 (2K)

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

Article I

Definitions; Construction

1.1 Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Filings” shall mean all required filings under the HSR Act and all required filings under other applicable Antitrust Laws required in order to consummate the transactions contemplated by this Agreement.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Assumed Contracts” shall mean, subject to Section 2.6, all Contracts set forth in Section 1.1(a) of the Sellers Disclosure Letter under the heading “Assumed Contracts”; provided, that “Assumed Contracts” shall not include any Contract that will be fully performed or satisfied as of or prior to the Closing.

“Business” shall mean the business of Sellers of exploiting, promoting, advertising and licensing of the Intellectual Property primarily related to the SHARPER IMAGE brand.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

AMERICAS 92199813 (2K)	-2-

“Camelot” shall mean Camelot SI, LLC, a limited liability company organized under the laws of Michigan, with offices at 27725 Stansbury Boulevard, Suite 175, Farmington Hills, Michigan 48334.

“Camelot Agreement” shall mean the Website and Catalog Rights Purchase Agreement, dated as of June 30, 2014, by and between Icon NY and Camelot, as amended.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Nondisclosure and Restrictive Covenant Agreement, dated as of August 9, 2016, by and between Parent and Purchaser.

“Contract” shall mean any written note, bond, mortgage, indenture, guaranty, license, franchise, permit, agreement, contract, commitment, lease, purchase order, or other instrument or obligation, and any amendments thereto.

“Controlled IP Assets” shall mean all Intellectual Property primarily related to the SHARPER IMAGE brand that is owned by Sellers in the United States, Latin America, China, India and Israel, which, for the avoidance of doubt, shall not include the JV Assets or the JV IP Assets.  Controlled IP Assets do not include any Intellectual Property that is owned by one or more Sellers, but licensed to an International JV.

“Controlled Registered Trademarks” shall mean the trademark registrations and trademark applications related to the SHARPER IMAGE brand that are included within the Controlled Registered IP.

“Deductible” shall mean $1,000,000.00.

“Equity Interests” of any Person shall mean the shares, membership interests, partnership interests or other equity interests, as applicable, of such Person.

“Escrow Agent” shall mean Wilmington Trust, National Association.

“Financing Facility” shall mean that certain Base Indenture, dated as of November 29, 2012, by and among Icon Brand Holdings LLC, a Delaware limited liability company, Icon DE Intermediate Holdings LLC, a Delaware limited liability company, Icon DE Holdings LLC, a Delaware limited liability company, Icon NY, each as a Co-Issuer, and Citibank, N.A., a national banking association, as trustee and as securities intermediary.

“Files and Records” shall mean the files, documents, books and other records, including records generated from completed or active transactions (including billing, payment and dispute histories, credit information and similar data); business, financial records and correspondence; reports; drawings; specifications; process instructions and statistics; in each case, of Sellers or any of their respective Subsidiaries that relate primarily to the Controlled IP Assets and Assumed Contracts; provided, that Files and Records shall not include any information which, if transferred to Purchaser or its Affiliates, would (a) violate applicable Law,

AMERICAS 92199813 (2K)	-3-

(b) violate any confidentiality or other agreement or obligation or (c) be reasonably likely to cause the waiver of any attorney/client or similar privilege; provided, further, that in the case of the foregoing clause (b), Sellers shall use their commercially reasonable efforts to remove any such restrictions to allow for the transfer of such information.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any United States or non-United States federal, state, territory, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean any and all intellectual property rights, including rights in or with respect to any and all of the following: (a) patents; (b) trademarks, service marks, trade dress, logos, slogans, design rights, and brand names and other indicia of origin whether registered of unregistered, and all associated goodwill; (c) copyrights; (d) all registrations and applications for any of the foregoing; (e) social media handles; (f) trade secrets and other confidential information; and (g) Internet  domain name registrations.

“International JVs” shall mean Iconix Australia LLC, ICO Brands L.P., Iconix MENA Ltd. and Iconix SE Asia Ltd.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Venture Territories” shall mean the geographic locations assigned to each International JV as set forth on Annex A, as amended from time to time by mutual agreement of Sellers and Purchaser.

“JV Jurisdiction Royalties” means royalties that become due and payable in respect of any Joint Venture Territory prior to the Post-Closing Acquisition or Synthetic Acquisition for such Joint Venture Territory by (a)  Camelot pursuant to Section 9 of the Camelot Agreement and, if applicable (b) any other licensees under the Assumed Contracts.

“JV Assets” shall mean all JV IP Assets together with the license Contracts of the International JVs set forth in Section 1.1(b) of the Sellers Disclosure Letter and any additional license Contracts that are entered into by the applicable International JV following the date of this Agreement and prior to the Post-Closing Acquisition for such Joint Venture Territory in a manner consistent with the terms of this Agreement.

“JV IP Assets” shall mean all Intellectual Property solely related to the SHARPER IMAGE brand that is owned by or exclusively licensed to the International JVs in the territories set forth on Annex A attached hereto, which, for the avoidance of doubt, shall not include the Controlled IP Assets.  JV IP Assets include Intellectual Property solely related to the SHARPER IMAGE brand that is owned by one or more Sellers and exclusively licensed to the International JVs in their respective territories.

AMERICAS 92199813 (2K)	-4-

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity and all judicial interpretations thereof and any common law doctrine.

“Liabilities” shall mean any and all indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any liens, security interests, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, encroachments, or any other encumbrances and other restrictions or limitations on ownership or use real or personal property or irregularities in title thereto.

“Loss” or “Losses” shall mean, without duplication, any and all judgments, awards, claims, Liabilities, interest and penalties, losses, costs, expenses or damages, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable, out-of-pocket and documented attorneys’, accountants’ and expert witnesses’ fees and expenses, costs and expenses of investigating, and the costs and expenses of enforcing the rights provided in this Agreement.

“Material Adverse Effect” shall mean any change, effect, event, development, fact, condition, circumstance, or occurrence (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, that no Effect resulting from any of the following shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred:

(a) general economic, business or political conditions;

(b) conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) interest rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) any applicable Laws or interpretations thereof by any Governmental Entity or accounting rules (or interpretations thereof);

(d) any communication by Purchaser of its plans or intentions with respect to the Business or any portion thereof;

(e) the pendency or consummation of the transactions contemplated by this Agreement or any actions or inactions by Purchaser or Sellers or any of their respective Subsidiaries taken or omitted in accordance with this Agreement;

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(f) political conditions in the United States or any other country or region in the world or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(g) any failure, in and of itself, by Parent, Sellers or the Business (or any portion thereof) to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations of all or any portion of the Business for any period, or any failure, in and of itself, to meet internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations of all or any portion of the Business for any period (it being agreed and understood that any fact or circumstance giving rise to any failure described in this clause (g) may be taken into account in determining whether a Material Adverse Effect has occurred); or

(h) any action taken or not taken at the request of, or with the written consent or waiver of Purchaser provided, that with respect to clauses (a), (b), (c) and (f), to the extent that such effects do not have a materially disproportionate impact on the Business, taken as a whole, relative to other companies in the industries in which the Business is operated.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Permitted Liens” shall mean  (a) Liens set forth in Section 1.1(c) of the Sellers Disclosure Letter, (b) the Assumed Contracts, (c) all restrictions and encumbrances resulting from filing or recordation requirements concerning the transfer or ownership of Intellectual Property which arise as a matter of Law and do not materially impair or limit the use of the subject Intellectual Property, and (d) Liens created by this Agreement or the transactions contemplated hereby.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Post-Closing Period” shall mean all taxable years or other taxable periods that begin on or after the Closing Date and, with respect to any Straddle Period, the portion thereof beginning on the Closing Date.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end before the Closing Date and, with respect to any Straddle Period, the portion thereof ending  before the Closing Date.

“Qualifying Loss” shall mean any individual Loss in excess of $25,000.

AMERICAS 92199813 (2K)	-6-

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Returns” shall mean any and all returns, reports, forms (including elections, declarations, amendments, claims for refund, schedules, information returns or attachments thereto) and any other documents filed or required to be filed with a Taxing Authority with respect to Taxes.

“SEC” shall mean the United States Securities and Exchange Commission.

“Sellers’ Taxes” shall mean all Taxes of Sellers, and all Taxes attributable to the Business and the Purchased Assets in respect of all Pre-Closing Periods (for the avoidance of doubt, not including any Transfer Taxes borne by Purchaser pursuant to Section 6.7(a)).

“Straddle Period” shall mean any taxable year or other taxable period beginning before and ending after the Closing Date.

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) Equity Interest; provided, that for the avoidance of doubt, the International JVs shall not be considered Subsidiaries of Parent or Sellers.

“Tax” (or “Taxes”) shall mean (i) all taxes, assessments, charges, duties, fees, levies or other governmental charges imposed by a Taxing Authority, including all federal, state, territory, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, ad valorem, occupation, property, excise, severance, windfall profits, stamp, license, payroll, employment, unemployment, disability, social security, withholding, escheat, environmental, customs duty, estimated and other taxes, assessments, charges, duties, fees, levies or other governmental charges imposed by any Taxing Authority of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), together with any penalties and interest and any additional amounts with respect thereto, and (ii) any Liability arising under any tax sharing agreement or any Liability for any items described in clause (i) above of another Person by Contract, as a transferee or successor, under U.S. Treasury Regulations Section 1.1502-6 (or corresponding or similar provisions of state, local or foreign Law), whether disputed or not.

“Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

AMERICAS 92199813 (2K)	-7-

“Taxing Authority” shall mean any Governmental Entity responsible for or having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party” shall mean any Person other than Sellers, Parent, Purchaser or any of their respective Affiliates.

1.2 Additional Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below.

Defined Term	Section
Agreed Claims	8.6(d)
Agreement	Preamble
Allocation	3.2(a)
Anti-Corruption Laws	4.8(b)
Assumed Liabilities	2.3
Canadian JV End Date	6.10(b)
Claim Certificate	8.6(a)
Closing	3.3(a)
Closing Amount	3.1(a)
Closing Date	3.3(a)
Collateral Source	8.5(a)
Controlled Registered IP	4.12
Effect	1.1
End Date	9.1(b)(ii)
Escrow Account	6.10(c)
Escrow Agreement	3.1(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Reconciliation	2.7(a)
Fundamental Representations	8.1
General Cap	8.4
Guarantor	Recitals
Icon NY	Preamble
Iconix Latin America	Preamble
Indemnified Party	8.6(a)
Indemnifying Party	8.6(a)
JV Asset Amount	3.1(b)
JV Asset Closing	2.6(b)
JV Asset Purchase Price	6.10(a)
JV Business	6.2(b)
JV Liabilities	6.10(a)
Knowledge of Parent	1.5
Knowledge of Purchaser	1.5
Knowledge of Sellers	1.5
Limited Guaranty	Recitals
Parent	Preamble

AMERICAS 92199813 (2K)	-8-

Post-Closing Acquisition	6.10(a)
Post-Closing Acquisition End Date	6.10(b)
Purchase	Recitals
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Disclosure Letter	Article V
Purchaser Indemnitees	8.2
Remaining JV Escrow Amount	6.10(b)
Royalties	2.7(a)
Seller Indemnitees	8.3
Sellers	Preamble
Sellers Disclosure Letter	Article IV
Sharper Image Holdings	Preamble
Synthetic Acquisition	6.10(b)
Top Licensees	4.13
Third-Party Claim	8.7(a)
Transfer Taxes	6.7(a)

1.3 Construction.  In this Agreement, unless the context otherwise requires:

(a) references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail; provided, that the sender complies with the provisions of Section 10.3);

(b) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser or its Representatives, material that has been posted, retained and thereby made available to Purchaser or its Representatives through any on‑line “virtual data room” established by Parent);

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Annexes, Articles, Sections, Sections of the Sellers Disclosure Letter, Sections of the Purchaser Disclosure Letter, Exhibits, the Preamble and Recitals are references to annexes, articles, sections, exhibits, the preamble and recitals of this Agreement, and the disclosure letters delivered with respect to this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement, the Sellers Disclosure Letter and the Purchaser Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e) references to “day” or “days” are to calendar days;

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(f) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(i) references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

1.4 Annexes, Exhibits and the Disclosure Letters.  The Annexes, Exhibits, the Sellers Disclosure Letter and the Purchaser Disclosure Letter are incorporated into and form an integral part of this Agreement.

1.5 Knowledge.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers” or “Knowledge of Parent” or words of similar import, it shall mean the actual knowledge of the individuals set forth in Section 1.5 of the Sellers Disclosure Letter after such reasonable inquiry as such individuals would normally conduct in the ordinary course of their duties to Parent or Sellers, as applicable.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Purchaser” or words of similar import, it shall mean the actual knowledge of the individuals set forth in Section 1.5 of the Purchaser Disclosure Letter after such reasonable inquiry as such individuals would normally conduct in the ordinary course of their duties to Purchaser.

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Article II

Sale of PURCHASED Assets and Assumption of Assumed Liabilities

2.1 Sale of Purchased Assets.  On the terms and subject to the conditions of this Agreement, including as set forth in Section 2.6, Purchaser agrees to purchase from each Seller, and each Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, at the Closing, such Seller’s right, title and interest to the Purchased Assets free and clear of any Liens of any kind whatsoever except Permitted Liens.  The “Purchased Assets” shall mean all the right, title and interest of each Seller in and to the following assets (other than any such assets specifically excluded pursuant to Section 2.2); provided, that the definition of Purchased Assets shall not include any patents, patent applications, copyright registrations, or applications for copyright registrations for purposes of any representations, warranties, covenants, agreements or obligations, express or implied, except for the obligation of each Seller to sell, convey, transfer and assign at the Closing such Seller’s right, title and interest to such patents, patent applications, copyright registrations, or applications for copyright registrations that are included in the Controlled IP Assets to Purchaser (subject to the conditions to such obligations provided in this Agreement):

(a) all Controlled IP Assets;

(b) each Seller’s right, title and interest in each Assumed Contract;

(c) sales literature, promotional literature, and other selling and advertising materials used in connection with the Business, in each case whether in hard copy or electronic format:

(d) each Seller’s claims, causes of action and other legal rights and remedies (other than claims, causes of action and other legal rights and remedies (i) against Purchaser with respect to the transactions contemplated herein (including the right of Parent or Sellers to any payment or credit hereunder, including pursuant to any royalty reconciliation under Section 2.7), or (ii) that constitute Excluded Assets) relating primarily to the Purchased Assets or the Assumed Liabilities;

(e) all goodwill related to the Business (other than goodwill related to the Excluded Assets); and

(f) all Files and Records, whether in hard copy or electronic format, which are not described in Section 2.2(h).

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2.2 Excluded Assets.  Notwithstanding anything herein to the contrary, the Purchased Assets shall not include any of the following assets, whether owned by, held by or relating to any Seller or any of its Subsidiaries, and nothing herein contained shall be deemed to sell, convey, transfer, assign or deliver to Purchaser, and Sellers and their respective Affiliates shall retain, all right, title and interest in, to and under all assets, properties, interests and rights of Sellers and their respective Affiliates (other than the Purchased Assets), including each of the following assets (collectively, the “Excluded Assets”):

(a) cash, certificates of deposit and other cash equivalents, accounts receivable and pre-paid assets of the Business (except as provided otherwise in Section 2.7(b)(i));

(b) rights under the Contracts to which Parent or any Seller is a party, which are not Assumed Contracts;

(c) all rights to the name “Iconix” and related trademarks, service marks, trade dress, domain names and other indicia of origin and any other indicia of origin that is confusingly similar to the foregoing;

(d) all rights in and to all Intellectual Property of Parent and its Subsidiaries that is not included within the Controlled IP Assets;

(e) all amounts owed by Camelot to Icon NY pursuant to the Camelot Agreement and remedies related thereto as part of the purchase price for all assets purchased thereunder (regardless of whether such amounts are payable before or after the Closing Date) which are further described in Section 5 of the Camelot Agreement and the amendments thereto, and which, for the avoidance of doubt, shall not include any royalties payable thereunder other than JV Jurisdiction Royalties;

(f) JV Jurisdiction Royalties and remedies related thereto;

(g) all royalties or other amounts, with respect to the period prior to the Closing, owed by the licensees under the Assumed Contracts that have not been paid to the Sellers prior to Closing (for the avoidance of doubt, this includes MerchSource, LLC) as determined pursuant to Section 2.7;

(h) general books of account and books of original entry that comprise Parent’s, Sellers’ or their respective Affiliates’ permanent Tax records, corporate minute books, stock books and related organizational documents and the Files and Records that Sellers are required to retain pursuant to any Law or Order (including, for the avoidance of doubt, for purposes of complying with federal or state securities Laws or as otherwise required by the SEC) and the Files and Records related exclusively to the Excluded Assets or Excluded Liabilities;

(i) all claims for refund or credit of Taxes and other Governmental Entity charges of whatever nature that are attributable to any Pre-Closing Period;

(j) Sellers’ claims against Purchaser with respect to the Purchase (including under this Agreement) or relating to the Excluded Assets or the Excluded Liabilities or otherwise;

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(k) all claims, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) relating to any of the Excluded Assets or Excluded Liabilities;

(l) all Third Party warranties, indemnities and guarantees in relation to any of the Purchased Assets, except for any rights arising from any such Third Party warranties, indemnities and guarantees included in any Assumed Contract that are the result of any event, development or occurrence that occurs after the Closing;

(m) all assets of Sellers and their respective Affiliates and Subsidiaries not primarily used in or primarily relating to the Business; and

(n) the assets, properties, interests and rights of the International JVs.

Other than pursuant to Section 2.7(b), in no event shall Purchaser be entitled to (A) recover from Parent or Sellers any guaranteed minimum royalties, earned royalties or overage royalties paid under the Assumed Contracts prior to the Closing or (B) claim a credit with respect to any earned royalties or overage royalties against any guaranteed minimum royalties received by Parent or Sellers prior to the Closing, regardless of whether the applicable licensee claims an offset or credit for guaranteed minimum royalties paid to Parent or Sellers prior to the Closing.

2.3 Assumption of Assumed Liabilities.  On the terms and subject to the conditions of this Agreement, including Section 2.6, and except for the Excluded Liabilities set forth in Section 2.4 and as otherwise provided in Section 6.7 or Article VIII, Purchaser agrees, to assume and shall agree to pay, perform and discharge when due, effective at the Closing, all Liabilities of Parent, Sellers and/or their respective Subsidiaries arising out of the operation or conduct of the Business on or after the Closing Date with respect to the period from and after the Closing Date (collectively, the “Assumed Liabilities”) including, the following:

(a) any Taxes for which Purchaser is responsible pursuant to Section 6.7; and

(b) all Liabilities with respect to the Purchased Assets.

2.4 Excluded Liabilities.  Notwithstanding anything contained herein to the contrary, except as otherwise provided in Section 6.7 or Article VIII, Purchaser shall not assume, or cause to be assumed, or be deemed to have assumed or caused to have assumed or be liable or responsible for the following Liabilities of Parent, Sellers and/or their respective Subsidiaries (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of the Excluded Assets;

(b) any Liabilities arising out of, or in connection with, any breach by Sellers or any of their respective Affiliates of any provision of any Assumed Contract;

(c) any Liabilities arising out of or relating to this Agreement for which Parent or Sellers have responsibility pursuant to the terms of this Agreement;

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(d) any Liabilities arising out of or relating to any Contract which is not an Assumed Contract;

(e) any Liabilities for Sellers’ Taxes; and

(f) any Liabilities arising out of the ownership or operation of the Business prior to the Closing.

2.5 Transfer of Purchased Assets and Assumed Liabilities.  The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered to Purchaser, free and clear of all Liens except for Permitted Liens, and the Assumed Liabilities shall be assumed by Purchaser, pursuant to transfer and assumption documentation as shall be necessary to effect the sale, conveyance, transfer and assignment of the Purchased Assets and an assumption of the Assumed Liabilities, which documents and instruments shall be executed (on the terms and subject to the conditions hereof) at the Closing by Sellers and Purchaser.

2.6 Required Consents. (a) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from Third Parties or Governmental Entities, and that such consents have not been and may not be obtained.  Subject to the terms and conditions in Section 6.10, Purchaser agrees that none of Parent, Sellers or any of their respective Affiliates shall have any Liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under, or acceleration or termination of, any Assumed Contract or other Purchased Asset, as a result thereof.  Subject to the terms and conditions in Section 6.10, Purchaser further agrees that no representation, warranty or covenant of Sellers contained herein shall be breached or deemed breached, and, other than the condition set forth in Section 7.1(c) or Section 7.2(c), no condition to Purchaser’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (ii) any lawsuit, action, claim or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

(b) Notwithstanding anything to the contrary contained in this Agreement and subject to Section 6.10, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Asset or JV Asset, as applicable, is prohibited by any applicable Law or would require any Third Party or any Governmental Entity’s authorization, approval, consent, negative clearance or waiver and such authorization, approval, consent, negative clearance or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery of such Purchased Asset or JV Asset, as applicable.  Following the Closing or any closing of any Post-Closing Acquisition (each, a “JV Asset Closing”), the parties hereto shall have a continuing obligation to use their commercially reasonable efforts to cooperate with each other and to obtain promptly all such authorizations, approvals, consents, negative clearances or waivers; provided, that none of  Seller, Parent or any of their respective Affiliates shall be required to repay any indebtedness for borrowed money, amend any Contract to

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increase the amount payable thereunder or otherwise to be materially more burdensome to any Seller, Parent or any of their respective Affiliates, commence any litigation, offer or grant any accommodation (financial or otherwise) to any Third Party or Governmental Entity, pay any amount or bear any other incremental economic burden to obtain any such authorization, approval, consent, negative clearance or waiver; and provided, further, that no party hereto shall incur any expense that would be payable by any other party hereto without the consent of such other party.  Upon obtaining the requisite authorization, approval, consent, negative clearance or waiver, Sellers shall or shall cause the applicable International JV, as the case may be, to promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Asset or JV Asset, as the case may be, to Purchaser hereunder in accordance with and subject to the terms and conditions of this Agreement.

2.7 Reconciliation of Royalty Payments under Assumed Contracts.  (a)  Within ninety (90) days after the Closing Date, or as soon thereafter as reasonably practicable based on the reporting periods under each applicable Assumed Contract, Purchaser and Sellers (or Affiliates of Sellers) shall jointly prepare in good faith a written statement (the “Final Reconciliation”) of the actual amount of any license fees, franchise fees, royalty fees, marketing fees, or other fees, payments, consideration or compensation (“Royalties”): (i) earned, but not yet collected, on or prior to the Closing Date by Sellers with respect to each Assumed Contract (including, for the avoidance of doubt, any past-due amounts or other accounts receivable related thereto); and (ii) collected by Sellers or Parent on or prior to the Closing Date with respect to each Assumed Contract, but earned for periods following the Closing Date.

(b) For purposes of the calculation described in Section 2.7(a) above, the Royalties with respect to each Assumed Contract shall be allocated to Parent or the applicable Seller or Purchaser as follows: (i) in respect of any Assumed Contract under which the Royalties accrued prior to the Closing Date do not exceed the guaranteed minimum Royalties payable thereunder, such Royalties shall be allocated pro rata between Parent or the applicable Seller or Purchaser, as the case may be, based on the percentage of the applicable royalty period under such Assumed Contract during which Parent or the applicable Seller and Purchaser owned such Assumed Contract; (ii) in respect of any Assumed Contract under which the Royalties accrued for a period exceed the minimum Royalties payable thereunder for such period, all such excess Royalties accrued for (A) any period prior to the Closing Date shall be allocated to Parent or the applicable Seller and (B) any period on or after the Closing Date shall be allocated to Purchaser; and (iii) in respect of any Assumed Contract that does not provide for the payment of guaranteed minimum Royalties, for (A) any period prior to the Closing Date, all Royalties shall be allocated to Parent or the applicable Seller and (B) any period on or after the Closing Date, all Royalties shall be allocated to Purchaser.

(c) If the Royalties earned, but not yet collected, by Parent or Sellers on or prior to the Closing Date under any Assumed Contract exceed the amount of the Royalties collected by Parent or Sellers as of the Closing Date under any such Assumed Contract, then with respect to such Assumed Contract, Purchaser shall remit the amount of the difference to Parent or Sellers by check or wire transfer within ten (10) days following the Final Reconciliation.  If the Royalties collected by Parent or Sellers as of the Closing Date for periods after the Closing Date exceed the Royalties earned, but not yet collected, by Parent or Sellers on or prior to the Closing

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Date, with respect to such Assumed Contract, Parent or Sellers shall remit the amount of the difference to Purchaser by check or wire transfer within ten (10) days of the Final Reconciliation.

(d) Until such time as the Royalties are remitted to Parent, Sellers or Purchaser, as applicable, in accordance with Section 2.7(c), Purchaser shall use reasonable efforts to collect (consistent with past practice), and shall in no event waive, write-off or extend the time for payment of, any Royalties owed to Sellers or the International JVs, as applicable, for periods prior to the Closing under any Assumed Contract or license Contract with an International JV.

Article III

Purchase Price

3.1 Purchase Price; Delivery of Funds. At the Closing, in full consideration for the sale and transfer by Sellers of the Purchased Assets and the JV Assets, Purchaser shall cause to be paid One Hundred Million Dollars $100,000,000.00 (the “Purchase Price”) by wire transfer of immediately available funds as follows:

(a) Ninety-Eight Million, Two-Hundred and Fifty Thousand Dollars $98,250,000.00 shall be paid to Sellers (as allocated between each Seller as directed by Parent) in respect of the Purchased Assets (the “Closing Amount”); and

(b) One Million, Seven Hundred and Fifty Thousand Dollars $1,750,000.00 shall be paid to the Escrow Agent (such amount, without interest, the “JV Asset Amount”) in respect of the JV Assets, which shall be held and disbursed pursuant to Section 6.10 and Section 6.11 and the terms of the escrow agreement in the form attached as Exhibit A hereto (the “Escrow Agreement”).

3.2 Allocation of Purchase Price.  (a) The sum of the Purchase Price, the Assumed Liabilities, and other relevant items (such as capitalizable costs) shall be allocated for U.S. federal income tax purposes (and any similar provision of state, local, or foreign Law) among the Purchased Assets in the manner required by Section 1060 of the Code (the “Allocation”).  Within sixty (60) days following the Final Reconciliation, Purchaser shall prepare and deliver to Sellers for their review and approval IRS Form 8594 and any required exhibits thereto, setting forth the Allocation. If within thirty (30) days of receipt of the Allocation, Sellers notify Purchaser that they object to one or more items reflected on the Allocation, Sellers and Purchaser shall negotiate in good faith to resolve such dispute. If Sellers and Purchaser fail to resolve any such dispute within thirty (30) days of Purchaser’s receipt of Sellers’ notice, then Sellers and Purchaser shall submit the items of the Allocation in dispute for resolution to an independent valuation or accounting firm of international reputation mutually acceptable to Sellers and Purchaser, which shall, as soon as practicable after such submission, determine and report to Sellers and Purchaser its resolution of the Allocation.  The report of such firm shall be final and binding upon the parties hereto.  The fees for such firm shall be borne equally between Sellers, on the one hand, and Purchaser, on the other hand.

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(b) Each of Purchaser and Sellers and their respective Affiliates shall, except to the extent required otherwise by a “determination,” as defined in Section 1313 of the Code, (i) be bound by the Allocation, as finally determined, for all Tax purposes; (ii) prepare and file all Returns in a manner consistent with the Allocation, as finally determined; and (iii) take no position inconsistent with the Allocation, as finally determined, in any Return, Tax Contest or otherwise.  In the event that the Allocation, as finally determined, is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties and keep the other parties apprised of material developments concerning resolution of such dispute.  Each of Purchaser and Sellers hereby agrees to revise the Allocation to reflect any adjustment to the Purchase Price pursuant to this Agreement (including Section 8.9).

3.3 Closing; Closing Deliverables. (a) Subject to the satisfaction or waiver of all of the conditions set forth in Sections 7.1, 7.2 and 7.3, the closing of the Purchase (the “Closing”) shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036-2787, as soon as practicable, but in any event within two (2) Business Days, after the last of the conditions set forth in Sections 7.1, 7.2 and 7.3 is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the parties hereto shall agree in writing.  Such date is herein referred to as the “Closing Date”.

(b) At the Closing, each Seller shall deliver or cause to be delivered to Purchaser:

(i) a certificate signed by an authorized officer of such Seller, dated as of the Closing Date, confirming the matters set forth in Sections 7.2(a) and 7.2(b);

(ii) a non-foreign person affidavit from each transferor under this Agreement (as determined under Section 1445 of the Code), dated as of the Closing Date, as required by Section 1445 of the Code, in a form and manner reasonably satisfactory to Purchaser;

(iii) counterparts to the trademark assignment agreement, or series of trademark assignment agreements for applicable jurisdictions, substantially in the form of Exhibit B hereto, duly executed by each Seller assigning the subject assets;

(iv) counterparts to the assignment and assumption agreement with respect to the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, substantially in the form of Exhibit C hereto, duly executed by each Seller;

(v) counterparts to the patent assignment agreement, or series of patent assignment agreements for applicable jurisdictions, substantially in the form of Exhibit D hereto, duly executed by each Seller assigning the subject assets;

(vi) counterparts to the copyright assignment agreement, or series of copyright assignment agreements for applicable jurisdictions, substantially in the form of Exhibit E hereto, duly executed by each Seller assigning the subject assets; and

(vii) a written waiver, duly signed by Camelot, whereby Camelot waives, in connection with the transactions contemplated by this Agreement, the right of first

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refusal under the that certain Website and Catalog Rights Purchase Agreement, dated as of June 30, 2014, by and between Icon NY and Camelot.

(c) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

(i) the Closing Amount pursuant to Section 3.1(a);

(ii) a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Sections 7.3(a) and 7.3(b);

(iii) counterparts to the Escrow Agreement, duly executed by Purchaser;

(iv) counterparts to the trademark assignment agreement, or series or trademark assignment agreements for applicable jurisdictions, substantially in the form of Exhibit B hereto, duly executed by Purchaser;

(v) counterparts to the assignment and assumption agreement with respect to the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, substantially in the form of Exhibit C hereto, duly executed by Purchaser;

(vi) counterparts to the patent assignment agreement, or series of patent assignment agreements for applicable jurisdictions, substantially in the form of Exhibit D hereto, duly executed by Purchaser; and

(vii) counterparts to the copyright assignment agreement, or series of copyright assignment agreements for applicable jurisdictions, substantially in the form of Exhibit E hereto, duly executed by Purchaser.

(d) At the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent, the JV Asset Amount pursuant to Section 3.1(b).

(e) At the Closing, Parent shall deliver to Purchaser and the Escrow Agent, a counterpart to the Escrow Agreement, duly executed by Parent.

3.4 Withholding.  Purchaser shall be entitled to withhold from the Closing Amount Taxes required to be withheld as a result of a Seller’s failure to provide the affidavit required pursuant to Section 3.3(b)(ii)), and any such withheld Taxes shall be deemed paid for all purposes of this Agreement.

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Article IV

Representations and Warranties of Sellers AND parent

Except as set forth in the disclosure letter delivered by Sellers to Purchaser (the “Sellers Disclosure Letter”) concurrently with the execution of this Agreement (it being agreed that any matter disclosed pursuant to any section of the Sellers Disclosure Letter shall be deemed disclosed for purposes of any other section of the Sellers Disclosure Letter to the extent the applicability of the disclosure to such other section is reasonably apparent on the face of such disclosure), each Seller and Parent hereby represent and warrant with respect to itself, to Purchaser as follows:

4.1 Due Organization, Good Standing and Corporate Power.

(a) Each Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Seller has all requisite corporate or similar power and authority to own, lease and operate the Business as now being conducted.  Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the Purchased Assets are owned by such Seller or the nature of the Business makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Parent has all requisite corporate or similar power and authority to own, lease and operate its business as now being conducted.  Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2 Authorization; Noncontravention

(a) Each Seller has the requisite corporate, limited liability company, partnership or similar power and authority, as applicable, and has taken all corporate, limited liability company, partnership or similar action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby, the consummation by each Seller of the transactions contemplated hereby and thereby and the performance of their respective obligations hereunder and thereunder have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate, limited liability company, partnership, stockholder, member, partner or other action.  This Agreement has been, and all other instruments and agreements to be executed and delivered by each Seller as contemplated hereby will be, duly executed and delivered by each Seller.  Assuming that this Agreement and all such

AMERICAS 92199813 (2K)	-19-

other instruments and agreements constitute valid and binding obligations of Purchaser and each other Person (other than Parent, Sellers) party thereto, this Agreement and all such other instruments and agreements constitute valid and binding obligations of each Seller enforceable against such Person in accordance with the terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by each Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of formation or operating agreement or similar governance documents of each Seller in each case as amended to the date of this Agreement, (ii) subject to receipt of the consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.2(b) and Section 4.3 of the Sellers Disclosure Letter, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, or the creation of any Lien other than Permitted Liens upon, any Contract or other instrument to which Sellers are party or by which Sellers or any of their properties, including the Purchased Assets, are bound or (iii) subject to (x) the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (y) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3 of the Sellers Disclosure Letter, contravene any Law or any Order applicable to each Seller or by which any of the Purchased Assets are bound, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Parent has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Parent as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent of this Agreement and all other instruments and agreements to be delivered by Parent as contemplated hereby, the consummation by Parent of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate, stockholder or other action.  This Agreement has been, and all other instruments and agreements to be executed and delivered by Parent as contemplated hereby will be, duly executed and delivered by Parent.  Assuming that this Agreement and all such other instruments and agreements constitute valid and binding obligations of Purchaser and each other Person (other than Parent and Sellers) party thereto, this Agreement and all such other instruments and agreements constitute valid and binding obligations of Parent enforceable against Parent in accordance with the terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

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(d) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Parent as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by‑laws of Parent, as amended to the date of this Agreement, (ii) subject to receipt of the consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.2(b) and Section 4.3 of the Sellers Disclosure Letter, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under or the creation of any Lien upon,  any Contract or other instrument to which Parent is a party or by which Parent or any of its properties or assets, or the JV Assets are bound or (iii) subject to (x) the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (y) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3 of the Sellers Disclosure Letter, contravene any Law or any Order applicable to Parent or by which any of the JV Assets are bound, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3 Consents and Approvals.  Assuming all required Antitrust Filings are made and any waiting periods thereunder have been terminated or expired and any consents required thereunder have been obtained, except as set forth in Section 4.3 of the Sellers Disclosure Letter, no consent of or filing with any Governmental Entity or any other Person must be obtained or made by any Seller in connection with the execution and delivery of this Agreement by any such Seller or the consummation by any Seller of the transactions contemplated by this Agreement.

4.4 Absence of Certain Changes.  Since December 31, 2015, (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice, (b) there has not been any event, development, or occurrence which has had a Material Adverse Effect and (c) Sellers have not, with respect to the Business or the Purchased Assets, failed to file any Return or pay any Taxes when due, made or changed any Tax election, changed any annual accounting period, adopted or changed any Tax accounting method, filed any amended Return, entered into any closing agreement with respect to Taxes, settled any Tax Contest, or consented to any extension or waiver of the limitation period applicable to any Tax Contest.

4.5 Assumed Contracts; Title

(a) Section 1.1(a) of the Sellers Disclosure Letter is a true and complete list of all Assumed Contracts.  The Assumed Contracts constitute all Contracts under which the Sellers have licensed any of the Controlled IP Assets to Persons. There are no oral contracts, oral licenses or additional obligations arising from an oral agreement related to any of the Assumed Contracts or Controlled IP Assets.

(b) A true and complete copy of each Assumed Contract has been made available to Purchaser.  Except as set forth in Section 4.5 of the Sellers Disclosure Letter, each Assumed Contract is a valid and binding obligation of each Seller party thereto, enforceable against such party in accordance with the terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium

AMERICAS 92199813 (2K)	-21-

or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law). As to each Assumed Contract, there does not exist thereunder any breach, violation or default on the part of any of the Sellers or, to the Knowledge of Sellers, any other party to such Assumed Contract, and, to the Knowledge of Sellers, there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated by this Agreement, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of any of the Sellers, which breach, violation or default has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.   No waiver has been granted by any Seller or, to the Knowledge of Sellers, any of the other parties thereto under, and no amendment has been entered into by any Seller with respect to, any of the Assumed Contracts and none of the Assumed Contracts is currently being re-negotiated by the parties thereto with respect to any of its terms.

(c) Other than with respect Intellectual Property which is addressed in Section 4.12 below, each Seller has good, valid and marketable title to, or valid license interests in, as the case may be, the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(d) Except as set forth in Section 4.5(d) of the Sellers Disclosure Letter, there are no outstanding options or commitments which relate to the Purchased Assets, Parent’s ownership interests in the International JVs, or the JV Assets or the sale by Parent or any Seller of the Purchased Assets, Parent’s ownership interests in the International JVs and the JV Assets, as applicable.

4.6 Litigation.  Except as set forth in Section 4.6 of the Sellers Disclosure Letter, as of the date hereof and, except as will not have had or would not be reasonably expected to have, individually or in the aggregate a Material Adverse Effect, (i) there is no action, suit, proceeding (including trademark office oppositions or domain name disputes) at law or in equity, or arbitration by, before or against any Governmental Entity or any other Person pending in respect of the Business, the Purchased Assets, the JV Assets or the Assumed Liabilities and (ii) no Seller is subject to any Order in respect of the Business.

4.7 Tax Matters .  Except as set forth in Section 4.7 of the Sellers Disclosure Letter:

(a) To the extent a breach or inaccuracy of any of the following could result in a liability of Purchaser to any Taxing Authority in connection with the transactions contemplated by this Agreement: (i) each Seller has timely filed or caused to be timely filed with the appropriate Taxing Authorities all income tax and all material non-income tax Returns with respect to the Business or the ownership of the Purchased Assets that in each instance were required to be filed on or prior to the date hereof (taking into account any extension of time to file), (ii) all such Returns are and will be true, correct and complete in all material respects and (iii) all Taxes related to the Purchased Assets or the Business shown on such Returns have been paid.

(b) There are no Liens for Taxes upon any of the Purchased Assets, other than Permitted Liens.

AMERICAS 92199813 (2K)	-22-

(c) Each Seller has withheld and properly remitted all material Taxes required to be withheld and remitted in connection with the Business and the Purchased Assets.

(d) No material Tax Contest with respect to Taxes or Returns of any Seller with respect to the Business or the Purchased Assets is being conducted, pending, or threatened by any Taxing Authority.  No extension or waiver of the statute of limitations with respect to Taxes or any Return with respect to the Business or the Purchased Assets has been granted by any Seller, which remains in effect.  No Taxing Authority is now asserting or threatening to assert against any Seller any deficiency for any Taxes or interest thereon or penalties in connection therewith in connection with the Business or the Purchased Assets.  None of the Sellers has received notice of a claim by any Taxing Authority in any jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation, or required to file Tax Returns, with respect to the Business or the Purchased Assets in that jurisdiction.

(e) None of the Sellers is a party to or bound by any Contract or arrangement with respect to the Business or the Purchased Assets to allocate, share or indemnify another Person for Taxes.

(f) With respect to the Business or the Purchased Assets, and to the extent having an effect after the Closing, (i) no closing agreement is currently in force pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) and (ii) none of the Sellers has obtained any ruling from any Taxing Authority with respect to any Tax.

(g) None of the Sellers has participated in a listed transaction within the meaning of U.S. Treasury Regulations Section 1.6011-4 relating to the Business or the Purchased Assets.

The representations and warranties in Section 4.4(c) and this Section 4.7 are the sole and exclusive representations and warranties of Sellers concerning Tax matters.

4.8 Compliance with Laws.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Seller is not currently conducting the Business in violation of any Law or Order applicable to the Business, the Purchased Assets or the Assumed Liabilities.  Each Seller, and to Sellers’ Knowledge, each International JV, is, and for the three years prior to the date of this Agreement has been, in compliance with U.S. and any applicable non-U.S. economic sanctions Laws with respect to the Business and Purchased Assets.

(b) Neither the Sellers, nor any of their respective directors, officers, employees, nor to the knowledge of the Sellers, their respective agents, representatives or other persons acting on the Sellers’ behalf, have, directly or indirectly, engaged in any conduct related to the Purchased Assets to be in violation of (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.S. Travel Act, 18 U.S.C. § 1952; (iii) the U.K. Bribery Act of 2010; (iv) any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or (v) any other applicable Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (separately or together, “Anti-Corruption Laws”) in the past five (5)

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years.  Further, the Sellers have not received any communication from a Governmental Entity alleging that the Sellers, or any of their respective officers, directors, employees, agents, or representatives, or any other person acting on behalf of the Sellers, is or may be in violation of, or has, or may have, any unresolved liability related to the Purchased Assets under, any applicable Anti-Corruption Laws.

4.9 Parent’s Ownership Interest in International JVs.  Parent has good and valid title to fifty percent (50%) of the issued and outstanding Equity Interests of each International JV. Each International JV has good, valid and marketable title to, or valid license interests in, as the case may be, the JV Assets, free and clear of all Liens (other than Permitted Liens).

4.10 Finders; Brokers.  No agent, broker, Person or firm acting on behalf of Sellers, Parent or any of their respective Affiliates is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

4.11 Affiliate Transactions(a) . Except as disclosed in Section 4.11 of the Sellers Disclosure Letter, there is no Assumed Liability comprising a Contract or Liability between (a) any Seller with respect to the Business, on the one hand, and (b) any equity holder, option holder, officer, member, partner or director of any Seller or any of its Affiliate or any of their respective Subsidiaries (other than any Seller), on the other hand.

4.12 Intellectual Property.  Section 4.12 of the Sellers Disclosure Letter sets forth a true and complete list of all Controlled IP Assets that are the subject of a registration or application for registration (the “Controlled Registered IP”).  Except as disclosed in Section 4.12 of the Sellers Disclosure Letter:

(a) The Controlled Registered Trademarks are valid, subsisting and enforceable.

(b) Sellers own all right, title and interest in and to the Controlled Registered Trademarks free and clear of all Liens (other than Permitted Liens).

(c) Use of the Controlled Registered Trademarks as a designation of source in connection with any products and services licensed pursuant to any Assumed Contract does not infringe, misappropriate or dilute the rights of any third parties; provided, that this representation shall only apply with respect to jurisdictions in which a particular Controlled Registered Trademark has been registered or applied for. No Seller has received written notice of any adverse claim by a Third Party relating to any of the Controlled Registered Trademarks or alleging that the operation of the Business has infringed, misappropriated or diluted the Intellectual Property of any third party, and to the Knowledge of Sellers, there is no reasonable basis for any such claim to exist.

(d) To the Knowledge of Sellers, no third party is infringing, misappropriating or otherwise violating Sellers’ rights with respect to the Controlled Registered Trademarks.

4.13 Licensees.  Section 4.13 of the Sellers Disclosure Letter sets forth a true and complete list of the five (5) largest licensees of the Business, on a consolidated basis determined by dollar volume of amounts payable by such licensees under the respective Assumed Contracts

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for the nine-month period ended September 30, 2016 (collectively, the “Top Licensees”). Except as set forth on Section 4.13 of the Sellers Disclosure Letter, Sellers have no Knowledge of any termination, cancellation or written threat to terminate or cancel or materially and adversely modify or change the business relationship between the Business and any of the Top Licensees.

4.14 Exclusivity of Representations; Projections, etc.

(a) The representations and warranties made by each Seller in this Article IV are the exclusive representations and warranties made by such Seller and its Affiliates.  Except for any representations and warranties set forth in this Article IV or in the Sellers Disclosure Letter, the Purchased Assets and the Assumed Liabilities are sold “AS IS, WHERE IS,” and each Seller expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to Liabilities, operations of the facilities, the title, condition, value or quality of assets of such Seller or the prospects (financial and otherwise), risks and other incidents of such Seller as they relate to the Business, the Purchased Assets and the Assumed Liabilities, and EACH SELLER SPECIFICALLY DISCLAIMS, AND PURCHASER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF SUCH SELLER (INCLUDING THE PURCHASED ASSETS) OR ANY PART THEREOF, WHETHER LATENT OR PATENT.  No material or information provided by or communications made by any Seller or any of its Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to or in respect of any such Seller or the title, condition, value or quality of the Business, the Purchased Assets or the Assumed Liabilities.

(b) None of the Sellers makes any representation or warranty whatsoever with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).  Purchaser agrees that no Seller or any other Person will have or be subject to any Liability, other than as a result of or arising out of or by virtue of fraud to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any information regarding any Seller or its respective assets and Liabilities, including any offering memorandum prepared, as supplemented or amended, and any information, document or material made available to Purchaser or its Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

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Article V

Representations and warranties of Purchaser

Except as set forth in the disclosure letter (the “Purchaser Disclosure Letter”) delivered by Purchaser to Sellers concurrently with the execution of this Agreement (it being agreed that any matter disclosed pursuant to any section of the Purchaser Disclosure Letter shall be deemed disclosed for purposes of any other section of the Purchaser Disclosure Letter to the extent the applicability of the disclosure to such other section is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to Sellers as follows:

5.1 Corporate Due Organization, Good Standing and Corporate Power of Purchaser.  Purchaser is a limited liability company duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is a wholly-owned Subsidiary of Guarantor.

5.2 Authorization; Noncontravention.

(a) Purchaser has the requisite limited liability company power and authority and has taken all limited liability company or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by the managers of Purchaser.  This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby will be, duly executed and delivered by Purchaser.  Assuming that this Agreement and all such other instruments and agreements constitute valid and binding obligations of each Seller and each other Person (other than Purchaser) party thereto, this Agreement and all such other instruments and agreements constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or similar governance documents of Purchaser, in each case, as amended to the date of this Agreement, (ii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Purchaser is a party or by which

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Purchaser or any of its properties or assets are bound or (iii) subject to (x) the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (y) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 5.3 of the Purchaser Disclosure Letter, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which do not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.3 Consents and Approvals.  Assuming all required Antitrust Filings are made and any waiting periods thereunder have been terminated or expired and any consents required thereunder have been obtained, except as set forth in Section 5.3 of the Purchaser Disclosure Letter, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made by Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement.

5.4 Available Funds.  Purchaser or the Guarantor will have on the date hereof and on the Closing Date unrestricted cash on hand sufficient to pay all amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing) and all of Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement.

5.5 Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration by, before or against any Governmental Entity or any other Person pending, or, to the Knowledge of Purchaser, threatened in writing, against or affecting Purchaser, or any of their respective properties or rights, except as have not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.  Purchaser is not subject to any Order which seeks to or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.6 Finders; Brokers.  No agent, broker, Person or firm acting on behalf of Purchaser or any of its Affiliates is or shall be entitled to any broker’s fees, finder’s fees or commissions from any Seller or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

5.7 Investigation by Purchaser.  Purchaser has conducted its own independent investigation, verification, review and analysis of the Business and of the Purchased Assets and the Assumed Liabilities, results of operations, financial condition and prospects of the Business, which investigation, review and analysis was conducted by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives.  Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Business and of the Purchased Assets and the Assumed Liabilities.  In entering into this Agreement, Purchaser acknowledges that it has

AMERICAS 92199813 (2K)	-27-

conducted to its satisfaction its own independent investigation of the Business and relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any Seller (except the specific representations and warranties of Sellers set forth in Article IV), and Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) no Seller or any of its shareholders, Affiliates, Representatives or any other Person shall have any Liability or responsibility whatsoever to Purchaser or its shareholders, Affiliates or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) , other than as a result of or arising out of or by virtue of fraud, based upon any information made available or delivered to Purchaser or its Affiliates and Representatives, including any information, whether oral or written (including cost estimates, financial information and projections and other projections and forward-looking statements) (i) included in management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Purchaser or its Affiliates and Representatives, or any “data room” or (ii) delivered or made available pursuant to Section 6.1(a) or otherwise;

(b) without limiting the generality of the foregoing, no Seller makes any representation or warranty regarding (and Purchaser disclaim) any Third Party beneficiary rights or other rights which Purchaser might claim under any studies, reports, tests or analyses prepared by any Third Parties for any Seller or any of its Affiliates, even if the same were made available for review by Purchaser or its shareholders, Affiliates or Representatives; and

(c) without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that none of the documents, information or other materials provided to them at any time or in any format by any Seller, or any of its Affiliates or Representatives constitute legal advice, and Purchaser (i) waives all rights to assert that it received any legal advice from any Seller, any of its Affiliates, or any of their respective Representatives, or that it had any sort of attorney-client relationship with any of such Persons, and (ii) agrees to indemnify and hold harmless each Seller, its Affiliates, and each of their respective Representatives against any such assertion made by or on behalf of any of Purchaser or its shareholders, Affiliates or Representatives.

5.8 Acknowledgment by Purchaser.  THE REPRESENTATIONS AND WARRANTIES BY EACH SELLER CONTAINED IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY EACH SELLER.

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Article VI

COVENANTS

6.1 Access to Information Concerning Properties and Records.

(a) During the period from the date of this Agreement through and including the earlier of (i) the date this Agreement is terminated in accordance with Section 9.1 and (ii) the Closing Date, Sellers shall upon reasonable prior notice and during regular business hours, afford Purchaser and its respective Representatives reasonable access to the personnel, properties, books and records of Sellers relating to the Business, the Purchased Assets and the Assumed Liabilities to the extent Purchaser reasonably believes necessary or advisable to familiarize itself with such properties and other matters and, during such period, Sellers shall furnish to Purchaser all financial and operating data and other information concerning the Business as Purchaser may reasonably request; provided, that Sellers may restrict the foregoing access to the extent that any applicable Law requires it to restrict such access; and provided, further, that such access shall not unreasonably disrupt the operations of Sellers. Notwithstanding anything to the contrary contained in this Agreement, none of the Sellers shall be required to provide any information or access that Sellers reasonably believe could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege.

(b) Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business prior to the Closing or any other business or operations of Sellers. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Business and shall at all times exercise complete control and supervision of all of its other businesses and operations.

(c) Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its respective Representatives to) contact any competitor, contractor, vendor, supplier, distributor, customer, agent or Representative of Sellers with respect to the Business or the transactions contemplated hereby prior to the Closing without the prior written consent of Sellers.

6.2 Conduct of Sellers and the Business.

(a) Sellers agree that, except as (i) set forth in Section 6.2 of the Sellers Disclosure Letter, (ii) may be required (including, for the avoidance of doubt, pursuant to Section 6.10) or not otherwise prohibited by this Agreement, (iii) required by Law (including, for the avoidance of doubt, any applicable fiduciary duties) or by any Contract to which any Seller or Parent is a party relating to the Business, or (iv) it relates to the Excluded Assets or Excluded Liabilities, during the period commencing on the date hereof and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, Sellers shall conduct the Business in the ordinary course of business consistent with past practice, and to the extent consistent therewith (A) use commercially reasonable efforts to maintain the Business and the Purchased Assets and preserve Sellers’ current relationships

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with licensees of the Business, (B) use commercially reasonable efforts to perform and comply, in all material respects, with the Assumed Contracts and to comply with applicable Laws, (C) maintain its books and records relating to the Purchased Assets in the ordinary course of business consistent with past practice and (D) use commercially reasonable efforts to preserve the goodwill embodied in the Controlled Registered Trademarks.

(b) In furtherance and not in limitation of Section 6.2(a), Sellers and Parent (solely with respect to clauses (iii), (iv) and (vi) – (x) below) agree that, except as (x) set forth in Section 6.2 of the Sellers Disclosure Letter, (y) may be required by this Agreement or (z) required by Law (including, for the avoidance of doubt, any applicable fiduciary duties) or by any Assumed Contract or Contract relating to the Business to which any Seller is a party or by any Contract relating to the business of each International JV only as it relates to the JV Assets (the “JV Business”), as applicable, during the period commencing on the date hereof and (1) in the case of Sellers, ending on the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1 or (2) in the case of Parent, ending on the earlier of the date of any JV Asset Closing (with respect to the JV Assets sold, assigned, transferred and conveyed to, and the JV Liabilities assumed by, Purchaser on such date) and the termination of this Agreement pursuant to Section 9.1, (A) Sellers shall not effect any of the following (as each pertains to or is related to the Business, the Purchased Assets or the Assumed Liabilities) and (B) Parent shall not and shall use commercially reasonable efforts (which, for the avoidance of doubt, shall not include any payments by Parent or its Affiliates or any restrictions on the business of Parent) to cause the International JVs not to effect any of the following in clauses (iii), (iv) and (vi) – (x) (as each pertains to or is related to the JV Business, the JV Assets or the JV Liabilities), in each case, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, renew (except for any Assumed Contracts that renew  automatically in accordance with their terms) or terminate any Assumed Contract; provided, however, that the expiration of any Assumed Contract in accordance with its terms shall not be deemed to be restricted under this clause;

(ii) enter into any Contract relating to the Purchased Assets;

(iii) sell, transfer, lease, exclusively license or otherwise dispose of any Purchased Assets or JV Assets; provided, that this restriction shall not impair the ability of the International JVs to non-exclusively license any JV IP Assets;

(iv) except as required by GAAP or otherwise by applicable Law, make any change in any method of accounting or auditing practice affecting the Purchased Assets or JV Assets, as applicable;

(v) pay, discharge, settle or satisfy any Assumed Liabilities, including with respect to any of the matters set forth in Section 4.6 of the Sellers Disclosure Letter, other than payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice to the extent that such payment, settlement, discharge or satisfaction would not increase the Assumed Liabilities, by an aggregate amount in excess of $50,000;

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(vi) allow to be subjected, or voluntarily subject, any of the Purchased Assets or JV Assets, as applicable, to any Lien other than Permitted Liens and other than any Lien that will be extinguished at or prior to the Closing;

(vii) incur or guarantee any obligation or indebtedness for borrowed money of any Person on behalf of the Business or the JV Business, as applicable;

(viii) commence or settle any action, suit or proceeding at law or in equity relating to the Business or the JV Business, as applicable;

(ix) acquire or agree to acquire any assets that would be material, individually or in the aggregate, to the Business or the JV Business, as applicable; or

(x) commit or agree to do any of the foregoing.

6.3 Efforts to Close; Antitrust Laws.

(a) Except as otherwise provided in this Section 6.3 and subject to Section 2.6, Purchaser and Sellers shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities as are necessary for consummation of the transactions contemplated by this Agreement and to fulfil the conditions to consummation of the transactions contemplated hereby set forth in Section 7.2 and Section 7.3.

(b) Purchaser and Sellers have filed the Notification and Report Forms required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and paid the required filing fee. Purchaser and Sellers shall use their respective reasonable best efforts to make any other filings required under any other Antitrust Law as promptly as practicable following the date hereof.

(c) Purchaser and Sellers shall consult and cooperate with one another in connection with the preparation of their respective Notification and Report Forms, and consider in good faith the views of the other party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Purchase or any of the other transactions contemplated by this Agreement initiated by any Antitrust Authority.

(d) Purchaser shall use reasonable best efforts to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, to the extent required, as promptly as practicable, and in any event prior to the End Date.

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(e) Purchaser shall not withdraw its Notification and Report Form without the express written consent of Sellers.  Neither Purchaser nor any Seller shall initiate a request for early termination of the waiting period under the HSR Act without the consent of the other party.

(f) Purchaser shall be responsible for the payment of all filing fees under the HSR Act.

(g) Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate Purchaser or any of its Affiliates to, and none of the Sellers shall, without the prior written consent of Purchaser:  (i) in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the transactions contemplated hereby, agree to defend any such action or actions; (ii) commence any litigation with any Governmental Entity or third party; or (iii) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material Liability or other obligation, in connection with obtaining any authorization, consent, order, registration or approval; or (iv) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of Purchaser or any of its Affiliates, Purchased Assets, or any interest or interests therein.

(h) Purchaser will have on the Closing Date unrestricted cash on hand sufficient to pay all amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing) and all of Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement.

6.4 Public Announcements.  Parent and Sellers, on the one hand, and Purchaser, on the other hand, each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange, in which case, the party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or statement to the extent practicable.  Notwithstanding anything in the foregoing to the contrary, nothing in this Section 6.4 shall limit the rights of Sellers, Parent or their respective Affiliates to make public statements about their respective actions under Section 9.1 without prior consultation with Purchaser.

6.5 Notification of Certain Matters.

(a) Purchaser, on the one hand, and Sellers, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement

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commenced or, to the Knowledge of Purchaser or the Knowledge of Sellers, threatened, against Sellers or Purchaser, as the case may be, or any of their respective Affiliates.

(b) If, prior to the Closing, Purchaser shall have actual knowledge of any breach of a representation, warranty, covenant, agreement or condition of Sellers, Purchaser shall promptly notify Sellers of such knowledge in reasonable detail.

6.6 Post-Closing Access to Records and Personnel; Litigation Support.

(a) For a period of seven (7) years after the Closing Date, Purchaser shall preserve and retain all corporate, accounting, Tax, legal, auditing and other books and records of the Business (including (i) any documents relating to any action, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute and (ii) all Returns, schedules, work papers and other material records or other documents relating to Taxes of the Business) relating to the conduct of the Business prior to the Closing Date.  Notwithstanding the foregoing, during such seven (7) year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, Sellers.

(b) Following the Closing, the parties hereto will allow each other reasonable access to their books and records related to the Business, Purchased Assets and Assumed Liabilities and such personnel having knowledge of the location or contents of such books and records, as may be reasonably necessary for legitimate business reasons; provided, however, that no such access shall unreasonably interfere with Sellers’ and Purchaser’s operation of their respective businesses.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be required to provide any information or access that such Person reasonably believes could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege. Each party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such books and records or personnel to the other party.  The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party or any of its Representatives, except as otherwise required by Law.

(c) If and for so long as any Seller or Purchaser is actively contesting or defending against any action, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, brought by a Third Party in connection with (i) the Purchase or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Purchased Assets or the Assumed Liabilities, the non-contesting or non-defending party or parties shall, at the sole cost and expense of the contesting or defending party (except as otherwise provided in Section 8.7(b)), (x) cooperate with the contesting or defending party and its counsel in the defense or contest, (y) make available its or their personnel (including to act as a witness) and (z) provide such access to its or their books and records as shall be necessary or reasonably requested in connection with the defense or contests; provided, however, that no such cooperation or access shall unreasonably interfere with such non-contesting or non-defending party’s operation of its businesses.  All non-public information received pursuant to this Section 6.6 shall be kept

AMERICAS 92199813 (2K)	-33-

confidential, except as otherwise required by Law.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be required to provide any access that such Person reasonably believes could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege.  Each party shall be entitled to recover from the other its out-of-pocket costs incurred in providing such personnel and access to the other party.

(d) The obligations of Purchaser under this Section 6.6 shall be binding upon the successors and assigns of Purchaser.  If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or any portion of the Purchased Assets to any other Person (whether by asset sale, stock sale or otherwise), proper provision shall be made so that the successors and assigns of Purchaser honor the obligations set forth in this Section 6.6.

6.7 Tax Matters.

(a) All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Purchase (collectively, the “Transfer Taxes”), shall be borne by Purchaser, and Purchaser shall properly file on a timely basis all necessary Returns and other documentation with respect to any Transfer Tax and provide to Sellers evidence of payment of all Transfer Taxes.  If required by applicable Law, the parties hereto shall, and shall cause their respective Affiliates to, join in the execution of any such Returns and other documentation; provided, however, that, to the extent that any of the Sellers is required to join in the execution of any such Return or documentation, Purchaser shall prepare and deliver to the Sellers a copy of such Return at least five (5) Business Days before the due date thereof and shall not file such Return without the consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period shall be apportioned between the Sellers, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Period, and the number of days of such taxable period in the Post-Closing Period.  The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period, and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.  The Purchaser shall be responsible for preparing and filing (or causing to be prepared and filed) all periodic non-income tax Returns required to be filed after the Closing Date.  With respect to any such Return that relates to a Straddle Period, the Purchaser shall provide the Sellers with a copy of such completed Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Return that is allocable to the Sellers pursuant to this Section 6.7(b) at least thirty (30) days prior to the due date (including any extension thereof) for filing such Return, and the Sellers shall have the right to review and approve such Return and statement prior to the filing of such Return (such approval not be unreasonably withheld, conditioned or delayed).  The Purchaser and the Sellers agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Return and statement.  Each of

AMERICAS 92199813 (2K)	-34-

the Sellers, on the one hand, and the Purchaser, on the other hand, shall provide reimbursement to the other party as necessary to give effect to this Section 6.7(b).

(c) The Sellers shall be entitled to retain or, to the extent actually received by or otherwise available to the Purchaser or any of its Affiliates (as reasonably determined by the Purchaser), receive payment from the Purchaser or any of its Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Returns filed after the Closing or otherwise) paid by the Sellers with respect to any Pre-Closing Period relating to the Purchased Assets and the Business.  The Purchaser shall be entitled to retain or, to the extent actually received by or otherwise available to the Sellers or any of their respective Affiliates (as reasonably determined by the Sellers), receive payment from the Sellers or any of their respective Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Period relating to the Purchased Assets and the Business.

(d) Purchaser, on the one hand, and the Sellers, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation or filing of all Returns, the making of any election relating to Taxes, the application for exemption or refund of Tax, and the preparation, prosecution, or defense of any Tax Contest.  Any expenses incurred in furnishing such information or assistance pursuant to this Section 6.7(d) shall be borne by the party requesting it.

(e) Neither Purchaser nor any Affiliate of Purchaser shall amend any Return with respect to any Pre-Closing Period with respect to the Business or the Purchased Assets without the prior consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) If, following the Closing Date, Purchaser receives from any Taxing Authority written notice of any Tax Contest with respect to which Sellers may have any liability for Sellers’ Taxes, Purchaser shall use its commercially reasonable efforts to forward to Sellers all such written notice; provided, that Purchaser’s failure to provide a copy of such notice to Sellers shall not relieve Sellers from their obligations under Section 8.2, except to the extent that the Sellers are actually and materially prejudiced thereby.  Sellers shall have the right, at Sellers’ expense, to control, manage and be responsible for, and to contest or settle, any Tax Contest in connection with such notice, to the extent that such notice relates to Sellers’ Taxes; provided that Purchaser shall have the right, at Purchaser’s expense, to participate in such Tax Context, to the extent that such Tax Contest relates to the Business or the Purchased Assets.  Sellers shall not settle such Tax Contest, to the extent such Tax Contest relates to the Business or the Purchased Assets, without the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.  Sellers shall keep Purchaser informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests, in each case to the extent such Tax Contests relate to the Business or the Purchased Assets.

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(g) Notwithstanding anything herein to the contrary, neither Purchaser nor any of its respective Representatives shall have access to the Returns or related workpapers of any Sellers or any of their respective Affiliates that do not relate to the Business or the Purchased Assets.

6.8 Bulk Sales Act.  Purchaser hereby waives compliance by Sellers with respect to any applicable “bulk-sale”, “bulk-transfer”, or similar Laws of any jurisdiction in connection with the transfer or sale to Purchaser of the Purchased Assets.

6.9 Further Assurances.  Subject to Section 2.6, at any time and from time to time after the Closing Date, without further consideration, each party hereto shall, at the reasonable request of the other party hereto (including in any case where the laws of a particular jurisdiction require different or additional documentation to that contemplated herein to effect the transfer of any Purchased Asset from Sellers to Buyer), execute and deliver such further instruments of conveyance, assignment, assumption and transfer with respect to the Purchased Assets and the Assumed Liabilities and take such further action as may be necessary or appropriate in order to (a) effectuate the intent of this Agreement, (b) perfect or record title of Purchaser in the Purchased Assets, (c) put Purchaser in possession of the Purchased Assets and (d) provide such other party in all material respects with the intended benefits of this Agreement.  If Purchaser receives any of the Excluded Assets, Purchaser agrees to promptly return or cause the return to the applicable Seller of, or allow such Seller or its Representatives to remove and recover, such assets at such Seller’s expense.  In furtherance of the foregoing, with respect to such Excluded Assets that such Seller will remove and recover, Purchaser shall grant to such Seller and its Representatives reasonable access to Purchaser’s property from and after the Closing Date for a reasonable period of time not to exceed one hundred-eighty (180) days to permit such Seller and its Representatives to remove and recover such Excluded Assets and make any other appropriate arrangements with respect thereto.  If any Seller retains any of the Purchased Assets, such Seller agrees to promptly transfer or cause the transfer of such assets to Purchaser at Purchaser’s expense.

6.10 Transfer of JV Assets.

(a) Subject to the terms and conditions herein (including Section 6.10(c)), Parent agrees to use its commercially reasonable efforts to cause each Seller and each International JV to sell, assign, transfer and convey, or to cause to be sold, assigned, transferred and conveyed, the JV Assets to Purchaser at the applicable purchase price for such JV Assets set forth on Annex A and otherwise on terms and conditions substantially equivalent to those contained in this Agreement, to the extent applicable (provided, that any dollar amounts shall be adjusted as necessary to reflect the same proportion that the Purchase Price bears to the JV Asset Purchase Price), including by the International JVs agreeing to amend existing agreements with Sellers to allow Sellers to assign their respective interests in the JV Assets to Purchaser.  Purchaser agrees to purchase from each Seller and International JV all right, title and interest of each Seller and International JV in and to the JV Assets, and Purchaser agrees to assume, perform and pay all Liabilities of Parent, Sellers and each International JV primarily related to the JV Assets arising after the applicable JV Asset Closing with respect to the period from and after the applicable JV Asset Closing (the “JV Liabilities”).  The parties hereto mutually agree and understand that Purchaser shall, for each

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such sale, assignment, transfer and conveyance of the JV Assets, as the purchase price and in full payment thereof, pay to the applicable International JV (or Parent as agent for such International JV), the amount set forth on Annex A allocable to each International JV for the applicable JV Assets (each, the “JV Asset Purchase Price”) simultaneously with the applicable JV Asset Closing.  In connection therewith, at such time that the applicable International JV is prepared to transfer the JV Assets, Parent shall give Purchaser notice thereof (each such transfer, a “Post-Closing Acquisition”).  Other than as provided for in Section 6.10(b) and pursuant to the terms of any Assumed Contract, Purchaser and its Affiliates shall have no rights with respect to the SHARPER IMAGE brand or JV Business in a particular Joint Venture Territory prior to the Post-Closing Acquisition for such Joint Venture Territory, and Purchaser and its Affiliates shall not enter (and shall not authorize or enable any Third Party to enter) such Joint Venture Territory prior to such Post-Closing Acquisition for any purpose related to the JV Business or use in such Joint Venture Territory the SHARPER IMAGE brand or any Intellectual Property confusingly similar to the mark SHARPER IMAGE or any of the JV Assets.  If Sellers learn of a Third Party licensee of Purchaser that is violating an Assumed Contract or other agreement with Purchaser and using the SHARPER IMAGE brand or any Intellectual Property confusingly similar to the mark SHARPER IMAGE or any of the JV Assets in a Joint Venture Territory (prior to the Post-Closing Acquisition for such Joint Venture Territory), Sellers may request that Purchaser, and Purchaser shall, direct such licensee to cease and desist such conduct.  Until such time as the JV Assets for a particular Joint Venture Territory are assigned as of the date of the related Post-Closing Acquisition, any and all royalties received by Purchaser and its Affiliates from their licensees for the use of the SHARPER IMAGE brand or any Intellectual Property confusingly similar to the mark SHARPER IMAGE or any of the JV Assets in such Joint Venture Territory (whether under an Assumed Contract or otherwise) shall be promptly paid to Sellers for the benefit of the applicable International JV.  For the avoidance of doubt, this includes JV Jurisdiction Royalties.

(b) Notwithstanding the foregoing, in the event that one or more Post-Closing Acquisitions is not consummated by the eighteen (18) month anniversary of the Closing Date (the “Post-Closing Acquisition End Date”), or, in the case of ICO Brands, L.P. only, in the event that the Post-Closing Acquisition involving ICO Brands, L.P. is not consummated by the nine (9) month anniversary of the Closing Date (“Canadian JV End Date”), then Purchaser shall designate in writing to Parent, within ten (10) days following such applicable anniversary, at its sole discretion that, either (i) Purchaser and Parent shall execute and deliver to the Escrow Agent a joint written direction instructing the Escrow Agent to disburse the remaining portion of the JV Asset Amount (such amount in respect of the applicable JV Assets remaining as of the applicable anniversary date, the “Remaining JV Escrow Amount”) to Purchaser from the Escrow Account, or (ii) Purchaser and Parent shall execute and deliver to the Escrow Agent a joint written direction instructing the Escrow Agent to disburse (A) fifty percent (50%) of the Remaining JV Escrow Amount to Parent and (B) the remaining fifty percent (50%) of the Remaining JV Escrow Amount to Purchaser, and, thereafter, for such time as the International JV is licensed to use the JV Assets, upon Parent’s receipt of funds disbursed by the applicable International JV to Parent (as an equity holder of the applicable International JV), Parent shall pay Purchaser an amount equal to a share of all such distributions for that portion of the distributions related to the JV Assets, as determined by Sellers in their reasonable discretion (taking into account, among other things, the net revenue generated by

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the JV Assets and any costs and expenses incurred by the applicable International JV related to its JV Assets), less any expenses incurred by Sellers or Parent relating to the JV Assets (including, for the avoidance of doubt, any maintenance, application or registration fees), made at any time after such written direction (each, a “Synthetic Acquisition”).  At Purchaser’s request, Parent shall provide reasonable documentation supporting the distribution allocation set forth in the previous sentence. If Purchaser learns of a Third Party licensee of Sellers or their Affiliates that is using the SHARPER IMAGE brand or any Intellectual Property confusingly similar to the mark SHARPER IMAGE outside of a Joint Venture Territory (prior to the Post-Closing Acquisition for such Joint Venture Territory), Purchaser may request that Sellers, and Sellers shall, direct such licensee to cease and desist such conduct.  Any and all royalties received by Sellers or their Affiliates from their licensees for the use of the SHARPER IMAGE brand or any Intellectual Property confusingly similar to the mark SHARPER IMAGE outside of a Joint Venture Territory shall be promptly paid to Purchaser.  If an International JV takes or threatens to take any action (including any omission) that has, or would reasonably be expected to have, an adverse effect on Purchaser in respect of Purchaser’s commercialization of the SHARPER IMAGE brand in any territory other than a Joint Venture Territory, and Sellers possess a right pursuant to any provision of an agreement between Sellers or their Affiliates and the International JV set forth on Section 6.10(b) of the Sellers Disclosure Letter to prevent, cause the cessation of, or obtain damages for such action or threatened action, Sellers shall (at Purchaser’s direction and cost) take such steps as Purchaser may reasonably request to exercise and, to the extent necessary, enforce such right; provided that in no event shall Sellers or their Affiliates have any obligation to terminate any agreement with such International JV or to take any action that would provide such International JV with a basis to terminate any such agreement or any other agreement with Sellers or their Affiliates, including Parent; and further provided that, Sellers and their Affiliates shall have no obligation to take any steps requested by Purchaser that Sellers or their Affiliates would not reasonably have been expected to take in corresponding circumstances had they arisen prior to the Closing. For the avoidance of doubt, the provisions of the previous sentence shall not apply with respect to any Joint Venture Territory after the Post-Closing Acquisition for such territory. The parties hereto acknowledge and agree that each other party hereto shall have no continuing obligation to pursue or effect the purchase or sale of any JV Assets following the Post-Closing Acquisition End Date or the Canadian JV End Date, as applicable based on the particular JV Assets at issue.

(c) Notwithstanding anything to the contrary contained in this Agreement or otherwise, neither Parent nor any of its Affiliates shall be required to repay any indebtedness for borrowed money, amend any Contract to increase the amount payable thereunder or otherwise to be materially more burdensome to Parent or any of its Affiliates, commence any litigation, offer or grant any accommodation (financial or otherwise) to any Third Party or Governmental Entity, pay any amount or bear any other incremental economic burden or incur any other liability or obligation or become subject to any restriction or limitation to obtain any authorization, approval, consent, negative clearance or waiver contemplated to be obtained pursuant to this Section 6.10.  Without limiting the foregoing, in no event shall Parent’s obligation to use commercially reasonable efforts or take the actions set forth in this Section 6.10, to the extent so provided in this Agreement or the other documents, certificates or agreements delivered in connection with this Agreement require that Parent or its Affiliates (including Sellers) (i) make any payment to any International JV in connection with the Post-

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Closing Acquisition of JV Assets that exceeds the applicable JV Asset Purchase Price allocable in respect thereof that Parent has received from the escrow account established pursuant to the Escrow Agreement (the “Escrow Account”), (ii) acquire or seek to acquire control of, either contractually or through the purchase of equity in, any International JV, (iii) compensate any International JV in connection with transactions contemplated by this Agreement or the transfer of the JV Assets or incur any obligation or liability in connection therewith, (iv) take or omit to take any action that would (upon the advice of counsel) violate applicable Law (including any fiduciary obligation of Parent to such International JV or any equityholder thereof), or (v) entitle Purchaser to any rights with respect to the governance or operations of any International JV or obligate Parent or its Affiliates (including Sellers) to assert any rights in respect thereof in consultation with Purchaser, except as set forth in Section 6.10(b).

(d) Notwithstanding the provisions of Section 6.10(a), Section 6.10(b), and Section 6.12, it is acknowledged and agreed that following the Closing, (i) for so long as they continue to own or control the JV Assets for a particular Joint Venture Territory, Sellers, the International JVs and their licensees, if any, may manufacture and produce, or have manufactured and produced, goods branded with the JV Assets (which may include trademarks identical or similar to the trademarks included within the Purchased Assets) anywhere in the world, in each case solely in connection with goods that will be marketed, sold and otherwise exploited within such Joint Venture Territory, and (ii) Purchaser and its licensees may manufacture and produce, or have manufactured and produced, goods branded with the Purchased Assets (which may include trademarks identical or similar to the trademarks included within the JV Assets) anywhere in the world, in each case solely in connection with goods and services that will be marketed, sold and otherwise exploited outside of a Joint Venture Territory (until the Post-Closing Acquisition for such territory). The Parties hereby grant, or will cause to be granted, to each other and the Persons referenced above all rights to Intellectual Property consistent with the preceding sentence.

6.11 JV Asset Amount; Escrow.

(a) JV Asset Amount.  In consideration of the sale, transfer, conveyance and delivery of all of the JV Assets from the International JVs as contemplated by Section 6.10, Purchaser shall, in full payment thereof, deposit with the Escrow Agent, in readily available funds, the JV Asset Amount in accordance with Section 3.1(b).

(b) Escrow.  The JV Asset Amount shall be deposited with the Escrow Agent in a segregated trust account at the Closing by Purchaser and shall be held and disbursed pursuant to the terms of the Escrow Agreement and in accordance with Section 6.10(b).  The parties hereto shall, at each Post-Closing Acquisition, execute and deliver to the Escrow Agent a direction to disburse under the Escrow Agreement instructing the Escrow Agent to disburse the pro rata portion of the JV Asset Amount allocable to the applicable International JV as set forth on Annex A.

6.12 Camelot Agreement. If  Camelot takes or threatens to take any action (including any omission) that has or would reasonably be expected to have an adverse effect on an International JV in respect of the International JV’s commercialization of the SHARPER IMAGE brand or the JV Assets in its Joint Venture Territory, and Purchaser possesses a right

AMERICAS 92199813 (2K)	-39-

pursuant to any provision of the Camelot Agreement set forth on Section 6.12 of the Sellers Disclosure Letter to prevent, cause the cessation of, or obtain damages for such action or threatened action, Purchaser shall (at Sellers’ direction and cost) take such steps as Sellers may reasonably request to exercise and, to the extent necessary, enforce such right; provided that in no event shall Purchaser have any obligation to terminate the Camelot Agreement or to take any action that would provide Camelot with a basis to terminate the Camelot Agreement; and further provided that, Purchaser shall have no obligation to take any steps requested by Sellers that Sellers would not reasonably have been expected to take in corresponding circumstances had they arisen prior to the Closing.  For the avoidance of doubt, the provisions of this Section 6.12 shall not apply with respect to any Joint Venture Territory after the Post-Closing Acquisition for such territory.

Article VII

CONDITIONS PRECEDENT

7.1 Conditions to the Obligations of Each Party.  The respective obligations of Purchaser, Parent and Sellers to consummate and cause the consummation of the Purchase are subject to the satisfaction or waiver in writing by Parent, Sellers and Purchaser at or before the Closing Date of each of the following conditions:

(a) Injunctions; Illegality.  No Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b) HSR Act. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired.

(c) Consents. Sellers shall have received evidence of any consents or waivers required, pursuant to the terms of the Financing Facility, to permit the consummation of the transactions contemplated by this Agreement.

7.2 Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate and cause the consummation of the Purchase are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a) Performance.  All of the agreements and covenants of Parent and Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties.  (i) The Fundamental Representations shall be true and correct in all respects as of the date when made and as of the Closing Date as if made at and as of such time, (ii) the representations and warranties contained in Section 4.5(c) and Section 4.12(b) shall be true and correct in all material respects and, with respect to the representations and warranties related to any material Controlled Registered Trademarks contained in Section 4.12(b), in all respects, as of the date when made and as of the Closing Date as if made at and as of such time and (iii) all other representations and warranties of Parent and

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Sellers contained in Article IV shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations and warranties) as of the date when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties made as of a specified date, which representations and warranties shall be measured as of such specified date), except, in the case of clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Closing Deliverables.  Each Seller shall have delivered or caused to be delivered to Purchaser the items set forth in Section 3.3(b) and Parent shall have delivered to Purchaser and the Escrow Agent, the item set forth in Section 3.3(e).

7.3 Conditions to the Obligations of Sellers and Parent.  The obligations of Sellers and Parent to consummate and cause the consummation of the Purchase are subject to the satisfaction or waiver by Sellers and Parent, on or prior to the Closing Date, of the following further conditions:

(a) Performance.  All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties.  The representations and warranties of Purchaser contained in Article V shall be true and correct at and as of the Closing Date as if made at and as of such date (other than those representations and warranties made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for such failures to be true and correct that have not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(c) Closing Deliverables.  Purchaser shall have delivered or caused to be delivered to Sellers or the Escrow Agent, as applicable, the items set forth in Section 3.3(c) and Section 3.3(d).

7.4 Frustration of Closing Conditions.  Neither Purchaser nor any Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure were caused by such party’s failure to act in good faith or such party’s failure to comply with Section 6.3.

Article VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations and Warranties.  The respective representations and warranties of Sellers, Parent and Purchaser contained in this Agreement shall survive the Closing until the date that is twelve (12) months from the Closing Date, except that the representations and warranties contained in (a) Section 4.1 (Due Organization, Good Standing and Corporate Power), Section 4.2 (Authorization; Noncontravention), Section 4.10 (Finders; Brokers), Section 5.1 (Corporate Due Organization, Good Standing and Corporate Power of

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Purchaser), Section 5.2 (Authorization; Noncontravention) and Section 5.6 (Finders; Brokers) (such representations and warranties, collectively, the “Fundamental Representations”), Section 4.7 (Tax Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, including any waivers or extensions, with respect to the particular matter that is the subject matter thereof, (b) Section 4.12 (Intellectual Property), other than Section 4.12(b), shall survive until the date that is three (3) years from the Closing Date and (c) Section 4.5(c) (Assumed Contracts; Title), Section 4.12(b) (Intellectual Property) shall survive until the date that is six (6) years from the Closing Date. Each covenant and other agreement of Purchaser, Parent or any Seller hereunder shall survive in accordance with its terms.  No Person shall be liable for any claim for indemnification under this Article VIII unless a Claim Certificate (as defined below) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

8.2 Indemnification by Sellers and Parent.  Subject to the other provisions of this Article VIII, from and after the Closing, Sellers and Parent agree to and shall jointly and severally indemnify Purchaser and its Subsidiaries and direct and indirect parent companies, and its and their Representatives, shareholders, partners, members, successors and assigns (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid by them to the extent such Losses are a result of, arise out of or are related to: (a) any failure of any representation or warranty made by Sellers or Parent in this Agreement or in any certificate delivered hereunder to be true and correct in all respects  ; (b) any breach of any covenant or agreement by Sellers or Parent contained in this Agreement or any ancillary agreement contemplated by this Agreement and (c) any Excluded Liability.

8.3 Indemnification by Purchaser.  Subject to the other provisions of this Article VIII, from and after the Closing, Purchaser agrees to and shall indemnify Sellers and their respective Subsidiaries and direct and indirect parent companies, and their respective Representatives, shareholders, partners, members, managers, successors and assigns (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid by them to the extent such Losses are a result of, arise out of or are related to: (a) any failure of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered hereunder to be true and correct in all respects; (b) any breach of any covenant or agreement by Purchaser contained in this Agreement or any ancillary agreement contemplated by this Agreement and (c) any Assumed Liability.

8.4 Limitation on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor any Seller, as the case may be, shall be liable for any claim for indemnification pursuant to (i) Section 8.2(a) or (ii) Section 8.3(a), as the case may be, unless and until the aggregate amount of Qualifying Losses which may be recovered from Sellers, Parent or Purchaser, as the case may be, pursuant to such provisions of this Agreement equals or exceeds the Deductible, in which case Sellers and Parent, on the one hand, or Purchaser, on the other hand, as the case may be, shall be liable only for the aggregate amount of Qualifying Losses in excess of the Deductible; provided, that, except as provided otherwise

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herein, the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to (x) Section 8.2(a) or (y) Section 8.3(a), as the case may be, shall be an amount equal to $7,500,000.00 (the “General Cap”); provided, further, that (1) the foregoing limitations shall not apply to a claim for indemnification to the extent such claim is based upon a breach of any of the Fundamental Representations, or the representations and warranties contained in Section 4.5(c), Section 4.12(b), or Section 4.7 and (2) the General Cap shall not apply to a claim for indemnification pursuant to Section 8.2(a) for a breach of Section 4.12(a), (c) or (d) for which the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification shall be an amount equal to $15,000,000.00; and provided, further, that the maximum aggregate amount of Losses which may be recovered from Sellers and Parent pursuant to Section 8.2, on the one hand, and Purchaser pursuant to Section 8.3, on the other hand, in each case, shall not exceed an amount equal to the Purchase Price; provided, further, that for purposes of determining the amount of any Losses that are the subject of a claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), the representations and warranties made by Parent, Sellers or Purchaser, as applicable, shall be read without regard to any qualifications as to materiality or material adverse effect (or any correlative terms).  Any indemnity by Sellers with respect to a breach of any of the representations and warranties contained in Section 4.7 (Tax Matters) shall be limited to Taxes that are incurred in or attributable to any Pre-Closing Period. Without limiting the foregoing, no Indemnified Party shall be entitled to indemnification under this Article VIII with respect to special, exemplary or punitive damages; provided, that damages payable to a Third Party by an Indemnified Party shall constitute direct damages notwithstanding the characterization of such damages vis-à-vis the Third Party.

8.5 Losses Net of Insurance, etc.  The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of (i) any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement (other than this Agreement) with any Person who is not an Affiliate of such Indemnified Party and (ii) any insurance proceeds under a third-party insurance policy (net of any costs of investigation of the underlying claim and of collection) in each case actually received in cash by such Indemnified Party with respect to such Loss (each source of recovery referred to in clauses (i) and (ii), a “Collateral Source”).  If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt occurred at the time of such payment.  Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses (including by pursuing recovery from any Collateral Source).  Notwithstanding anything in Section 8.2, no Purchaser Indemnitee shall be entitled to indemnification in respect of any breach of any representation, warranty, covenant or other obligation of Sellers or Parent if and to the extent that Purchaser had actual knowledge of such breach on the date hereof.

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8.6 Indemnification Procedure.  (a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3, including any claim by a Person described in Section 8.7 (an “Indemnified Party”) which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or incurred Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) describe such Losses, the amount thereof, if known, or, if not known, provide a good faith estimate of the amount of such Losses, and the method of computation of such Losses, all with reasonable detail  and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Claim Certificate is not delivered to the Indemnifying Party within the relevant survival period set forth in Section 8.1 or, and only to the extent that, the Indemnifying Party is actually and materially prejudiced thereby.

(b) The Indemnified Party making the claim shall not be required to admit or deny the validity of the facts or circumstances out of which such Losses arose.

(c) If the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any Losses specified in any Claim Certificate, the Indemnifying Party shall, within twenty-five (25) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the forty-five (45) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Losses to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Losses, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 10.8.

(d) Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within twenty-five (25) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(c), and claims for Losses the validity and amount of which have been the subject of judicial determination or shall have been settled with the consent of the Indemnified Party, as described in Section 8.7(d), are hereinafter referred to, collectively, as “Agreed Claims”.  Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in

AMERICAS 92199813 (2K)	-44-

immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

8.7 Third-Party Claims.

(a) If a claim by a Third Party (a “Third-Party Claim”) is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Section 8.7, such Indemnified Party shall promptly notify the Indemnifying Party of such Third‑Party Claim by delivery of a Claim Certificate; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Claim Certificate is not delivered to the Indemnifying Party within the relevant survival period set forth in Section 8.1 or the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to the Third-Party Claim) after receipt of such notice of its election to assume the conduct and control, at the expense of the Indemnifying Party, through counsel of its choosing, of the settlement or defense of such Third‑Party Claim and the Indemnified Party shall cooperate with it in connection therewith.  Notwithstanding any other provision of this Agreement, Section 6.7(f) shall govern with respect to Tax Contests.

(b) Any Indemnified Party shall have the right to employ separate counsel for the purpose of participating with the Indemnifying Party and its counsel in the defense of such Third‑Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party is not entitled to, or shall have failed to, assume the defense of such Third‑Party Claim as set forth in Section 8.7(c), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there is a conflict of interest between the Indemnified Party and the Indemnifying Party.  The Indemnified Party shall not pay or settle any such Third‑Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third‑Party Claim only as to itself; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third‑Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(c) Notwithstanding anything in this Section 8.7 to the contrary, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing at the expense of the Indemnifying Party, the defense, compromise and settlement of any Third-Party Claim (i) that seeks as the sole remedy an injunction or other equitable relief against the Indemnified Party, (ii) that seeks any remedy against the Indemnified Party that does not include the payment of money damages, (iii) to the extent that such claim seeks money damages in an amount that would be reasonably expected to exceed the then remaining limit on the Sellers’ liability under Section 8.4 at the time such claim is submitted by the Indemnified Party or (iv)  if the Indemnifying Party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnified Party and the Indemnifying Party are reasonably likely to have a conflict of interest.  Additionally, if the Indemnifying Party does not notify the Indemnified Party in accordance with Section 8.7(a) that it elects to undertake the defense

AMERICAS 92199813 (2K)	-45-

thereof, the Indemnified Party shall have the right to contest, settle or compromise and otherwise control the defense of the Third‑Party Claim through counsel of its choosing but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d) The Indemnifying Party shall not, except with the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to any judgment that (i) is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII, (ii) does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third‑Party Claim to all Indemnified Parties of an unconditional release from all Liability with respect to such Third‑Party Claim, (iii) includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnified Party, or (iv)  involves any injunctive relief against the Indemnified Party that would be reasonably expected to materially and adversely affect the Indemnified Party.

(e) The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in connection with the defense of any Third‑Party Claim, including making available records relating to such Third‑Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third‑Party Claim or for testimony as witnesses in any proceeding relating to such Third‑Party Claim.

(f) The procedures in this Section 8.7 shall not apply to direct claims of the Seller Indemnitees or the Purchaser Indemnitees, which shall be governed by Section 8.6.

8.8 Sole Remedy/Waiver.  The parties hereto acknowledge and agree that, except for (i) remedies that cannot be waived as a matter of Law, (ii) injunctive, equitable and provisional relief (including specific performance), and (iii) Losses as a result of or arising out of fraud, if the Closing occurs, the remedies provided for in this Article VIII shall be the sole and exclusive remedies for any breach of this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement, the Business, the Assumed Liabilities, the Purchased Assets, the Excluded Liabilities or otherwise.

8.9 Treatment of Indemnification Payments.  Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE IX

TERMINATION

9.1 Termination Events.  This Agreement may be terminated and the Purchase may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of Sellers and Purchaser;

AMERICAS 92199813 (2K)	-46-

(b) by either Sellers or Purchaser, if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 9.1(b)(i) shall have complied with its obligations, if any, under Section 6.3; or

(ii) the Closing Date shall not have occurred on or prior to the date that is forty-five (45) days from the date of this Agreement (the “End Date”); provided, that neither party may terminate this Agreement pursuant to this Section 9.1(b)(ii) if such party is in material breach of this Agreement;

(c) by Sellers, if:  (i) any of the representations and warranties of Purchaser contained in Article V shall fail to be true and correct or (ii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in either case, (x) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Sellers to Purchaser and (2) the day that is five (5) Business Days prior to the End Date; provided, that Sellers may not terminate this Agreement pursuant to this Section 9.1(c) if Sellers is in material breach of this Agreement; or

(d) by Purchaser, if:  (i) any of the representations and warranties of any Seller contained in Article IV shall fail to be true and correct or (ii) there shall be a breach by any Seller of any covenant or agreement of Sellers or Parent in this Agreement that, in either case, (x) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Purchaser to Sellers or Parent and (2) the day that is five (5) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(d) if Purchaser is in material breach of this Agreement.

9.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 by Purchaser, on the one hand, or Sellers, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no Liability hereunder on the part of Sellers or Purchaser, except that this Article IX (Termination) and Article X (Miscellaneous) shall survive any termination of this Agreement.  Nothing in this Section 9.2 shall (a) relieve or release any party to this Agreement of any Liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost (taking into consideration relevant matters, including other combination opportunities and the time value of money) arising out of such party’s material breach of any provision of this Agreement or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

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Article X

MISCELLANEOUS

10.1 Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

10.2 Extension; Waiver.  Subject to the express limitations herein, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.3 Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day) and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)	If to Parent or to Sellers, to:

c/o Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention: Jason Schaefer

Fax: (212) 391-2057

email: jschaefer@iconixbrand.com

with a copy (which shall not constitute notice or service of process) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention:   Nazim Zilkha

Daren Orzechowski

AMERICAS 92199813 (2K)	-48-

Fax: (212) 354-8113

email: nzilkha@whitecase.com; dorzechowski@whitecase.com

(b)	if to Purchaser, to:

c/o 360 Holdings I Corporation

666 Fifth Avenue

New York, NY 10103

Attention: Adam Gromfin

email: adam@merchsource.com;

with a copy (which shall not constitute notice or service of process) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Steven Steinman

email:  steven.steinman@friedfrank.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.4 Entire Agreement .  This Agreement, together with the Exhibits hereto, the Sellers Disclosure Letter and the Purchaser Disclosure Letter and the Limited Guaranty, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 10.4 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement. This Agreement expressly supersedes in its entirety that certain Letter of Intent, dated as of November 29, 2016, by and between Parent and 360 Holdings I Corp.

10.5 Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns.  Except with respect to Article VIII, which shall inure to the benefit of each Purchaser Indemnitee and Seller Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

10.6 Amendment and Modification.  This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

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10.7 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

10.8 Applicable Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.  THE COURT OF CHANCERY OF THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT.  EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURT OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM.

THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

10.9 Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.10 Specific Enforcement; Limitation on Damages.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that the parties shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and

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to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach.  Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.11 Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.13 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

AMERICAS 92199813 (2K)	-51-

IN WITNESS WHEREOF, Purchaser, Sellers and Parent have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

ICON NY HOLDINGS LLC

By: /s/ David K. Jones
Name:  David K. Jones
Title:    Vice President and Treasurer

SHARPER IMAGE HOLDINGS LLC

By: /s/ David K. Jones
Name:  David K. Jones
Title:    CFP, Vice President and Treasurer

ICONIX LATIN AMERICA LLC

By: /s/ David K. Jones
Name:  David K. Jones
Title:    CFP, Vice President and Treasurer

ICONIX BRAND GROUP, INC.

By: /s/ David K. Jones
Name:  David K. Jones
Title:    Executive Vice President, CFO

360 HOLDINGS II-A LLC

By: /s/ Adam Gromfin
Name:  Adam Gromfin
Title:    Vice President

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ANNEX A

INTERNATIONAL JOINT VENTURE TERRITORIES AND ASSET PURCHASE PRICES

International JV	Joint Venture Territory	JV Asset Purchase Price
Iconix Australia LLC	Australia and New Zealand	$250,000
ICO Brands L.P.	Canada	$500,000
Iconix MENA Ltd.	Algeria, Azerbaijan, Bahrain, Cameroon, Egypt, Gabon, Iraq, Cote D’Ivoire, Jordan, Kuwait, Kyrgizstan, Lebanon, Libya, Mauritania, Morocco, Nigeria, Oman, Pakistan, Qatar, Saudi Arabia, Tunisia, Uganda, the United Arab Emirates and Yemen	$250,000
Iconix SE Asia Ltd.	Europe* and Turkey	$500,000
Iconix SE Asia Ltd.	Brunei, Cambodia, East Timor, Indonesia, Laos, Malaysia, Myanmar Philippines, Singapore, South Korea, Thailand, and Vietnam	$250,000
TOTAL		$1,750,000

*Europe is a part of the Iconix SE Asia joint venture and includes the following countries: Albania, Andorra, Austria, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, Former Yugoslav Republic of Macedonia, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Ukraine, Uzbekistan, United Kingdom (including for the avoidance of doubt the Crown Dependencies of Jersey, Guernsey and the Isle of Man) and Vatican City State.

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